Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-205327 on Form S-8 of Baxalta Incorporated of our report dated June 28, 2017, appearing in this Annual Report on Form 11-K of Baxalta Incorporated and Subsidiaries Incentive Investment Plan for the year ended December 31, 2016.

/s/ Crowe Horwath LLP

Crowe Horwath

Oak Brook, Illinois

June 28, 2017